EXHIBIT 21
                           SUBSIDIARIES OF THE COMPANY

Company                          Jurisdiction                     Ownership
- --------------------------------------------------------------------------------

Aerometrics, Inc.          Minnesota                                100%

Alnor Instrument Company   Minnesota                                100%

Handar                     California                               100%

TSI Foreign Sales          Barbados, West Indies                    100%
 Corporation

TSI France Inc.            Minnesota                                100%

TSI GmbH                   Germany                                  100%

TSI/TPM                    Minnesota                                100%

Transducer Research, Inc.  Minnesota                                100%